EXHIBIT 99.1

DEBT AND PREFERRED STOCK SECURITIES RATINGS

	Standard &	Moody’s
	Poor’s	Investors
At September 30, 2004	Corporation	Service	Fitch, Inc.

Household International, Inc.
Senior debt	A	A2	A+
Preferred stock	BBB+	Baa1	A
Household Finance Corporation
Senior debt	A	A1	A+
Senior subordinated debt	A-	A2	A
Commercial paper	A-1	P-1	F-1
HFC Bank Limited
Senior debt	A	A1	A+
Commercial paper	A-1	P-1	F-1
Household Bank (SB), N.A
Senior debt	A	A1	A+